Exhibit 99.1

NEWFIELD EXPLORATION COMPLETES ACQUISITION
OF STONE ENERGY’S ROCKY MOUNTAIN ASSETS

FOR IMMEDIATE RELEASE

Houston - June 29, 2007 -- Newfield Exploration Company (NYSE: NFX) today announced the closing of its previously announced acquisition of Stone Energy’s Rocky Mountain assets for $577.9 million. These assets increase Newfield's existing presence and provide an entry into large developments in many of the Rocky Mountain's most attractive areas.

The acquisition was financed through borrowings under Newfield’s revolving credit agreement but will ultimately be funded through proceeds from the Company’s previously announced $1.1 billion sale of all of its Gulf of Mexico shelf producing assets, which is expected to close in the third quarter of 2007. Other planned divestitures currently underway include: two producing fields in Bohai Bay, China, all assets in the U.K. North Sea and smaller property packages onshore Texas and Oklahoma.

The Rocky Mountain acquisition will add proved reserves of approximately 200 Bcfe, probable and possible reserves of more than 150 Bcfe and nearly 600,000 net acres. Newfield now has operations in the Green River Basin in the prolific Pinedale and Jonah Fields (Wyoming), the Williston Basin (Montana and North Dakota), the Powder River Basin (Wyoming), the Northern Denver-Julesburg Basin (Wyoming) and an additional 51% interest in the deep rights below Newfield’s Monument Butte Field in the Uinta Basin (Utah).

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the Anadarko and Arkoma Basins of the Mid-Continent; the Rocky Mountains; onshore Gulf Coast; and the Gulf of Mexico. The Company has international operations in Malaysia, China and other select international areas.

**The statements set forth in this release regarding estimated reserves associated with the Rocky Mountain properties acquired from Stone Energy and the anticipated closing date for the sale of the Gulf of Mexico properties are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Recoverable reserves may vary significantly from those anticipated due to many factors including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services and the availability of capital resources. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. Completion of Newfield's proposed divestitures is subject to Newfield receiving offers that it considers acceptable for the properties.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com